CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

                                                     Thirteen weeks ended
                                               March 30, 1997   March 31, 1996
                                                  ---------       ---------
Income from continuing operations                 $  135,064      $   86,448
Income from discontinued operations                                    2,902
                                                   ---------       ---------
Net Income                                        $  135,064      $   89,350
                                                   =========       =========

Weighted average
  number of
  common shares
  outstanding                                        141,421         140,680
                                                   =========       =========

Income per share from continuing operations            $0.96           $0.62
Income per share from discontinued operations                           0.02
                                                       -----           -----
Net income per share                                   $0.96           $0.64
                                                       =====           =====
